Exhibit 99

[Alcoa logo]

Investor Contact:	Media Contact:
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports Strong Third Quarter 2014 Profits

as Portfolio Transformation Delivers

3Q 2014 Highlights

•	Net income of $149 million, or $0.12 per share; excluding special items, net income of $370 million, or $0.31 per share, up sequentially and year-over-year

•	Revenue of $6.2 billion, up 7 percent sequentially, up 8 percent from prior year period

•	Engineered Products and Solutions delivers highest after-tax operating income in history of $209 million, 18th consecutive quarter of year-over-year after-tax operating income improvement; new record adjusted EBITDA margin of 23.5 percent

•	Global Rolled Products after-tax operating income up 30 percent sequentially, 45 percent higher year-over-year

•	Upstream business improves performance for 12th consecutive quarter; highest Primary Metals segment adjusted EBITDA per metric ton since second quarter 2008

•	$306 million year-over-year productivity gains; year-to-date productivity gains of $862 million, exceeding annual target

•	$249 million cash from operations; $34 million negative free cash flow

•	Global aluminum demand growth forecast of 7 percent in 2014 reaffirmed

3Q 2014 Portfolio Transformation Highlights

•	Firth Rixson acquisition on track to close by year-end, financing complete; U.S. regulatory approval granted

•	Signed multi-year contracts with Boeing and Pratt & Whitney worth more than $2 billion combined, underpinning aerospace growth

•	Opened world’s largest aluminum-lithium (Al-Li) aerospace plant in Indiana, U.S.; $100 million Al-Li 2017 revenues already contracted

•	Record auto sheet production as expansion in Davenport, Iowa ramps up; Tennessee auto expansion on schedule

•	Smelter at Ma’aden-Alcoa joint venture fully operational, generated profits

•	Announced permanent closure of aluminum smelter in Portovesme, Italy and safely completed previously announced closure of Point Henry, Australia smelter

New York, October 8, 2014 – Lightweight metals leader Alcoa (NYSE:AA) today reported a surge in third quarter profits as the Company’s repositioning continues accelerating. Alcoa is aggressively transforming its portfolio by building out its multi-material value-add businesses to capture profitable growth and by creating a lower cost, globally competitive commodity business.

In third quarter 2014, Alcoa reported net income of $149 million, or $0.12 per share, which includes $221 million in special items largely tied to previously announced restructurings to further improve the cost structure of the commodity business. Sequentially, third quarter 2014 results compare to net income of $138 million, or $0.12 per share, in second quarter 2014. Year-over-year, third quarter 2014 results increased from net income of $24 million, or $0.02 per share, in third quarter 2013.

Excluding the impact of special items, net income was $370 million, or $0.31 per share, up 71 percent from net income of $216 million, or $0.18 per share, in the sequential period. Year-over-year, net income excluding special items more than tripled from net income of $120 million, or $0.11 per share, led by strong productivity and pricing.

Third quarter 2014 revenues climbed 7 percent sequentially and 8 percent year-over-year to $6.2 billion. Nearly half of the year-over-year revenue improvement resulted from organic growth. Favorable metal pricing and higher energy sales also contributed to revenues.

“This quarter is a clear data point that Alcoa’s transformation is delivering,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “Our downstream business again achieved historically high profitability, the midstream maintained disciplined cost control while capturing growth, and Primary Metals performed at levels not seen since before the downturn. This strong quarter is the direct result of our intense focus on repositioning our portfolio, and we’re just hitting our stride.”

Engineered Products and Solutions (EPS), the downstream business, achieved its best ever quarterly results, delivering $209 million in after-tax operating income (ATOI). In the midstream business, Global Rolled Products’ (GRP) ATOI rose 45 percent year-over-year to $103 million. The upstream commodity business, comprising Alumina and Primary Metals, improved performance for the 12th consecutive quarter. Primary Metals’ adjusted EBITDA per metric ton was $612, the strongest since second quarter 2008, reflecting a lower cost, reshaped commodity business better positioned to capture greater profitability from higher metal prices.

Special items in third quarter 2014 included $202 million in restructuring-related costs, 60 percent non-cash, associated with previously announced plant closures of the Portovesme and Point Henry smelters and the Australian rolling mills. There were also costs associated with the Firth Rixson acquisition, an unfavorable impact of mark-to-market changes on certain energy contracts, and a gain from the sale of an equity investment in a China rolling mill.

Continued Growth Across End Markets

Alcoa continues to project 2014 global aerospace sales growth of 8 to 9 percent driven by robust demand for both large commercial aircraft and regional jets. The Company tightened its projection for 2014 global automotive production growth from a previous range of 1 to 4 percent in the second quarter to 2 to 4 percent. Global packaging sales growth of 2 to 3 percent and global building and construction sales growth of 4 to 6 percent in 2014 remain unchanged. In the industrial gas turbine market, the Company’s projected decline of 8 to 12 percent, on lower orders for new gas turbines and spare parts, also remains unchanged for the year.

For the second time this year, Alcoa increased its 2014 estimate of production growth for the North America commercial transportation market to a range of 16 to 20 percent from a previous range of 10 to 14 percent in the second quarter, and 5 to 9 percent in the first quarter. The higher estimate is based in part on a 43 percent increase in third quarter truck orders year-over-year and strong backlogs. Globally, Alcoa continues to expect a flat commercial transportation market of negative 1 to positive 3 percent in 2014 due to ongoing weakness in the European market.

Additionally, Alcoa reaffirmed its 7 percent global aluminum demand growth projection for 2014. The Company sees a global aluminum deficit of 671,000 metric tons in 2014 and a further tightening of the alumina market, with a surplus declining to 389,000 metric tons from 824,000 metric tons in second quarter 2014.

Value-Add Portfolio Transformation

Alcoa’s strategy to build out its innovative, multi-material value-add businesses to capture profitable growth continues to make progress.

In second quarter 2014, the Company announced it would acquire global jet engine component leader Firth Rixson. The acquisition is moving toward completion and is expected to close by year-end. Financing for the acquisition is complete, U.S. regulatory approval has been granted and other approvals are on track.

Firth Rixson’s revenues are expected to grow 60 percent over the next three years, from $1 billion in 2013 to $1.6 billion, and to contribute $350 million EBITDA in 2016. When the acquisition is completed, it is also expected to grow Alcoa’s annual aerospace revenues by 20 percent, from $4 billion in 2013 to $4.8 billion on a pro forma basis. Firth Rixson is expected to increase the contribution of the aerospace segment to Alcoa’s value-add revenues from 30 percent to nearly 35 percent.

Positioning itself to better meet the aerospace industry’s growing demand for lighter, next generation materials, Alcoa opened the world’s largest Al-Li plant in Lafayette, Indiana this month. The plant has already contracted $100 million in Al-Li revenues for 2017. This is the Company’s third Al-Li expansion, with the first two at the Alcoa Technical Center outside Pittsburgh and at the Kitts Green facility in the United Kingdom.

Underpinning Alcoa’s aerospace leadership, the Company announced two multi-year contracts in the third quarter worth more than $2 billion combined. Alcoa’s EPS segment was awarded a $1.1 billion Pratt & Whitney contract to supply jet engine components, including the world’s first advanced aluminum alloy jet engine fan blade forging. The agreement also includes developing a fan blade forging using Alcoa’s third-generation Al-Li alloy for Pratt & Whitney’s PurePower® engines.

Alcoa’s GRP segment signed a multi-year supply contract with Boeing worth more than $1 billion, the largest ever between the two companies. The agreement includes future collaboration on advanced aerospace alloys.

In the automotive business, GRP produced a record volume of automotive sheet in the third quarter to meet increasing demand for aluminum-intensive vehicles. The Company’s Davenport, Iowa facility continued to ramp up production and is supplying Ford with high strength automotive sheet made with a military-grade aluminum alloy for the new F-150. The auto expansion in Alcoa, Tennessee is on schedule to open in mid-2015.

In the Wheels and Transportation Products business, Alcoa rolled out its lightest ever heavy-duty truck wheel in Europe to help fleets increase payload and fuel efficiency. The Ultra ONE™ with MagnaForce™ alloy will be available in Europe during the second half of 2015.

Upstream Portfolio Transformation

In the upstream, Alcoa continues to take strategic actions to create a globally competitive commodity business, reducing high-cost operating smelting capacity by 1.2 million metric tons, or 28 percent, since 2007. The Company is also executing previously announced smelter closures to further optimize its commodity portfolio.

In the third quarter, Alcoa announced plans to permanently close its primary aluminum smelter in Portovesme, Italy, which has been curtailed since November 2012. The closure will reduce Alcoa’s global smelting capacity by 150,000 metric tons. The Company also safely completed the previously announced closure of the 190,000 metric ton Point Henry smelter in Australia. In addition, Alcoa reached an agreement for Sural Laminated Products of Canada, Inc. to acquire the 90,000 metric ton Bécancour, Quebec rod mill.

Future actions to further reshape the commodity business, include:

•	After signing a letter of intent in the second quarter, Alcoa continues to pursue a potential sale of its ownership stake in Alcoa Minerals of Jamaica L.L.C., which operates the Jamalco bauxite mine and alumina refinery; and

•	Alcoa and the Government of Suriname have signed a Memorandum of Understanding committing both parties to a strategic review of the Company’s Suralco operations.

In Saudi Arabia, progress continued at the Ma’aden-Alcoa joint venture. The smelter is fully operational and generated profits in the third quarter. The refinery, which will be the lowest-cost in the world, is 98 percent complete and the bauxite mine is 73 percent complete.

Investing in the world’s lowest-cost aluminum complex and closing high cost capacity supports the Company’s goal to lower its position on the world aluminum production cost curve to the 38th percentile and the alumina cost curve to the 21st percentile, by 2016.

Financial Performance

Alcoa continues to drive strong performance across all businesses, delivering $306 million in third quarter productivity gains and $862 million year-to-date against an $850 million 2014 annual target. Productivity gains have been driven by process improvements and procurement savings across all segments. Alcoa managed growth capital expenditures of $325 million against a $500 million annual target and controlled sustaining capital expenditures of $425 million against a $750 million annual plan. Contributions in the Saudi Arabia joint venture project were on track at $69 million invested against a $125 million annual plan.

Cash from operations was $249 million in the quarter and free cash flow was a negative $34 million. Alcoa ended the quarter with cash on hand of $3.3 billion, which includes the net proceeds, $2.45 billion, of the public offerings of notes and mandatory convertible preferred stock represented by depositary shares to finance the proposed acquisition of Firth Rixson. Alcoa had $1.2 billion cash on hand in second quarter 2014.

The Company reported an average of 32 days working capital for the quarter, up one day from third quarter 2013, and down 15 days since third quarter 2009. Sequentially, average days working capital was one day lower.

Segment Performance

Engineered Products and Solutions

ATOI was a quarterly record of $209 million, up $5 million, or 2 percent, sequentially and up $17 million, or 9 percent, year-over-year. EPS delivered its eighteenth consecutive quarter of year-over-year ATOI improvement. On a sequential basis, favorable productivity drove the improvement. This segment reported a record adjusted EBITDA margin of 23.5 percent, compared to 23.1 percent for second quarter 2014 and 22.5 percent for the same quarter last year.

Global Rolled Products

ATOI in the third quarter was $103 million compared to $79 million in second quarter 2014, a 30 percent improvement, and $71 million in third quarter 2013. Sequentially, ATOI improved on higher metal prices, seasonal demand for can sheet in North America and productivity. Results were partially offset by the impact of European summer shutdowns. The segment will continue to ramp up production in the fourth quarter to serve growing demand for aluminum intensive vehicles. Adjusted EBITDA per metric ton was $409, up from $313 in second quarter 2014.

Alumina

ATOI in the third quarter was $62 million, up $24 million sequentially, and down $5 million year-over-year. The increase in sequential ATOI was primarily due to higher volume, favorable foreign exchange rates, increased pricing on London Metal Exchange-based contracts and increased productivity. Results were partially offset by lower Alumina Price Index-based pricing and higher energy costs in Australia. Adjusted EBITDA per metric ton increased $7 from second quarter 2014 to $46 per metric ton in third quarter 2014.

Primary Metals

ATOI in the third quarter was $245 million, up $148 million sequentially from $97 million, and up $237 million from $8 million in third quarter 2013. Third-party realized price in third quarter 2014 was $2,538 per metric ton, up 11 percent sequentially, and up 16 percent year-over-year. Sequential results were driven by realized prices, lower alumina costs, increased productivity, the ramp up of the Saudi Arabia smelter, favorable foreign exchange rates and increased power sales. Results were partially offset by charges related to previously announced smelter closures in Italy and Australia and seasonally higher power costs. Adjusted EBITDA per metric ton was $612, $275 per metric ton higher than second quarter 2014.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on October 8, 2014 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing at 4:15 PM EDT at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “sees,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, and growth opportunities for aluminum in automotive, aerospace, and other applications; targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, and business and financial prospects; and statements regarding Alcoa’s portfolio transformation and the proposed acquisition of the Firth Rixson business, including the expected benefits of the transaction and Firth Rixson’s expected sales growth and contribution to revenues and EBITDA. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, packaging, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues and improving margins in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs and productivity improvement, cash sustainability, technology, and other initiatives; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from sales of non-core assets, or from newly constructed, expanded, or acquired facilities, or from international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, imposition of sanctions, expropriation of assets, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the impact of cyber attacks and potential information technology or data security breaches; (l) failure to receive, delays in the receipt of, or unacceptable or burdensome conditions imposed in connection with, all required regulatory approvals, or the inability to satisfy the other closing conditions to the proposed Firth Rixson acquisition; (m) the risk that the Firth Rixson business will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (n) the possibility that certain assumptions with respect to Firth Rixson or the proposed transaction could prove to be inaccurate; (o) the loss of customers, suppliers and other business relationships of Alcoa or Firth Rixson as a result of the proposed acquisition; and (p) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2013, Forms 10-Q for the quarters ended March 31, 2014 and June 30, 2014, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The common shares of the Company to be issued in the Firth Rixson acquisition will only be issued pursuant to the terms of the definitive agreement for the acquisition of Firth Rixson.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2013	June 30, 2014	September 30, 2014
Sales	$5,765	$5,836	$6,239

Cost of goods sold (exclusive of expenses below)	4,798	4,765	4,904
Selling, general administrative, and other expenses	248	245	243
Research and development expenses	44	50	57
Provision for depreciation, depletion, and amortization	348	349	347
Restructuring and other charges	151	110	209
Interest expense	108	105	126
Other (income) expenses, net	(7)	5	23

Total costs and expenses	5,690	5,629	5,909

Income before income taxes	75	207	330
Provision for income taxes	31	78	199

Net income	44	129	131
Less: Net income (loss) attributable to noncontrolling interests	20	(9)	(18)

NET INCOME ATTRIBUTABLE TO ALCOA	$24	$138	$149

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income	$0.02	$0.12	$0.13
Average number of shares*	1,069,565,824	1,172,760,404	1,176,560,799

Diluted:
Net income	$0.02	$0.12	$0.12
Average number of shares**	1,079,332,302	1,189,393,377	1,204,581,680

Shipments of aluminum products (metric tons)	1,260,000	1,217,000	1,225,000

*	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the respective basic average number of shares for the quarters ended June 30, 2014 and September 30, 2014 includes all 89 million shares.
**	In the quarters ended September 30, 2013 and June 30, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. Also in the quarter ended September 30, 2013, the diluted average number of shares does not include any share equivalents related to the Notes as their effect was anti-dilutive. In the quarter ended September 30, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards (20 million) and mandatory convertible preferred stock (8 million).

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2013	2014
Sales	$17,447	$17,529

Cost of goods sold (exclusive of expenses below)	14,578	14,164
Selling, general administrative, and other expenses	753	724
Research and development expenses	135	158
Provision for depreciation, depletion, and amortization	1,071	1,036
Restructuring and other charges	402	780
Interest expense	341	351
Other (income) expenses, net	(15)	53

Total costs and expenses	17,265	17,266

Income before income taxes	182	263
Provision for income taxes	116	200

Net income	66	63
Less: Net income (loss) attributable to noncontrolling interests	12	(46)

NET INCOME ATTRIBUTABLE TO ALCOA	$54	$109

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income	$0.05	$0.09
Average number of shares*	1,069,253,636	1,150,142,608

Diluted:
Net income	$0.05	$0.09
Average number of shares**	1,079,406,557	1,170,219,426

Common stock outstanding at the end of the period	1,069,590,973	1,177,672,033

Shipments of aluminum products (metric tons)	3,752,000	3,598,000

*	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the nine months ended September 30, 2014 includes 67 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during the nine-month period of 2014.
**	In the nine months ended September 30, 2013, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. In the nine months ended September 30, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards (17 million) and mandatory convertible preferred stock (3 million). In both periods presented, the diluted average number of shares does not include any share equivalents related to the Notes as their effect was anti-dilutive.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2013	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,437	$3,272
Receivables from customers, less allowances of $20 in both 2013 and 2014	1,221	1,480
Other receivables	597	925
Inventories	2,705	3,138
Prepaid expenses and other current assets	1,009	874

Total current assets	6,969	9,689

Properties, plants, and equipment	36,866	36,747
Less: accumulated depreciation, depletion, and amortization	19,227	20,031

Properties, plants, and equipment, net	17,639	16,716

Goodwill	3,415	3,389
Investments	1,907	1,946
Deferred income taxes	3,184	2,979
Other noncurrent assets	2,628	2,401

Total assets	$35,742	$37,120

LIABILITIES
Current liabilities:
Short-term borrowings	$57	$57
Commercial paper	—	99
Accounts payable, trade	2,960	2,979
Accrued compensation and retirement costs	1,013	951
Taxes, including income taxes	376	275
Other current liabilities	1,044	958
Long-term debt due within one year	655	35

Total current liabilities	6,105	5,354

Long-term debt, less amount due within one year	7,607	8,797
Accrued pension benefits	3,183	2,840
Accrued other postretirement benefits	2,354	2,119
Other noncurrent liabilities and deferred credits	2,971	2,871

Total liabilities	22,220	21,981

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	—	3
Common stock	1,178	1,267
Additional capital	7,509	8,760
Retained earnings	9,272	9,276
Treasury stock, at cost	(3,762)	(3,129)
Accumulated other comprehensive loss	(3,659)	(3,833)

Total Alcoa shareholders’ equity	10,593	12,399

Noncontrolling interests	2,929	2,740

Total equity	13,522	15,139

Total liabilities and equity	$35,742	$37,120

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30,
	2013	2014
CASH FROM OPERATIONS
Net income	$66	$63
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,072	1,036
Deferred income taxes	(102)	2
Equity income, net of dividends	40	88
Restructuring and other charges	402	780
Net gain from investing activities – asset sales	(7)	(44)
Stock-based compensation	59	71
Excess tax benefits from stock-based payment arrangements	—	(7)
Other	(10)	67
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(347)	(665)
(Increase) in inventories	(141)	(485)
Decrease (increase) in prepaid expenses and other current assets	16	(28)
Increase in accounts payable, trade	176	83
(Decrease) in accrued expenses	(395)	(456)
Increase (decrease) in taxes, including income taxes	40	(51)
Pension contributions	(354)	(446)
(Increase) decrease in noncurrent assets	(114)	23
Increase in noncurrent liabilities	257	185

CASH PROVIDED FROM OPERATIONS	658	216

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	7	—
Net change in commercial paper	—	99
Additions to debt (original maturities greater than three months)	1,527	2,881
Debt issuance costs	(2)	(16)
Payments on debt (original maturities greater than three months)	(1,980)	(1,717)
Proceeds from exercise of employee stock options	1	128
Excess tax benefits from stock-based payment arrangements	—	7
Issuance of mandatory convertible preferred stock	—	1,213
Dividends paid to shareholders	(99)	(105)
Distributions to noncontrolling interests	(80)	(63)
Contributions from noncontrolling interests	12	32
Acquisitions of noncontrolling interests	—	(28)

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(614)	2,431

INVESTING ACTIVITIES
Capital expenditures	(771)	(750)
Proceeds from the sale of assets and businesses	8	6
Additions to investments	(242)	(137)
Sales of investments	—	49
Net change in restricted cash	130	—
Other	10	25

CASH USED FOR INVESTING ACTIVITIES	(865)	(807)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(23)	(5)

Net change in cash and cash equivalents	(844)	1,835
Cash and cash equivalents at beginning of year	1,861	1,437

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,017	$3,272

In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the nine months ended September 30, 2014 as it represents a noncash financing activity.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q13	2Q13	3Q13	4Q13	2013	1Q14	2Q14	3Q14
Alumina:
Alumina production (kmt)	3,994	4,161	4,214	4,249	16,618	4,172	4,077	4,196
Third-party alumina shipments (kmt)	2,457	2,328	2,603	2,578	9,966	2,649	2,361	2,714
Third-party sales	$826	$822	$846	$832	$3,326	$845	$761	$886
Intersegment sales	$595	$581	$513	$546	$2,235	$510	$480	$482
Equity income (loss)	$1	$(1)	$(2)	$(2)	$(4)	$(5)	$(7)	$(7)
Depreciation, depletion, and amortization	$109	$115	$100	$102	$426	$97	$100	$100
Income taxes	$14	$14	$17	$21	$66	$40	$12	$26
After-tax operating income (ATOI)	$58	$64	$67	$70	$259	$92	$38	$62

Primary Metals:
Aluminum production (kmt)	891	896	897	866	3,550	839	795	760
Third-party aluminum shipments (kmt)	705	693	686	717	2,801	617	638	642
Alcoa’s average realized price per metric ton of aluminum	$2,398	$2,237	$2,180	$2,157	$2,243	$2,205	$2,291	$2,538
Third-party sales	$1,758	$1,620	$1,600	$1,618	$6,596	$1,424	$1,659	$1,865
Intersegment sales	$727	$677	$691	$526	$2,621	$734	$718	$730
Equity loss	$(9)	$(7)	$(13)	$(22)	$(51)	$(28)	$(17)	$—
Depreciation, depletion, and amortization	$135	$132	$131	$128	$526	$124	$129	$124
Income taxes	$1	$(25)	$(16)	$(34)	$(74)	$(11)	$30	$95
ATOI	$39	$(32)	$8	$(35)	$(20)	$(15)	$97	$245

Global Rolled Products:
Third-party aluminum shipments (kmt)	450	502	499	454	1,905	467	504	506
Third-party sales	$1,779	$1,877	$1,805	$1,645	$7,106	$1,677	$1,860	$1,926
Intersegment sales	$51	$43	$47	$37	$178	$43	$44	$52
Equity loss	$(4)	$(2)	$(3)	$(4)	$(13)	$(5)	$(6)	$(8)
Depreciation, depletion, and amortization	$57	$55	$56	$58	$226	$58	$58	$62
Income taxes	$39	$32	$32	$5	$108	$34	$23	$42
ATOI	$81	$79	$71	$21	$252	$59	$79	$103

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	58	60	56	229	58	62	64
Third-party sales	$1,423	$1,468	$1,437	$1,405	$5,733	$1,443	$1,502	$1,495
Depreciation, depletion, and amortization	$40	$39	$40	$40	$159	$40	$41	$40
Income taxes	$84	$94	$91	$79	$348	$91	$102	$100
ATOI	$173	$193	$192	$168	$726	$189	$204	$209

Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$351	$304	$338	$224	$1,217	$325	$418	$619
Unallocated amounts (net of tax):
Impact of LIFO	(2)	5	9	40	52	(7)	(8)	(18)
Interest expense	(75)	(76)	(70)	(73)	(294)	(78)	(69)	(81)
Noncontrolling interests	(21)	29	(20)	(29)	(41)	19	9	18
Corporate expense	(67)	(71)	(74)	(72)	(284)	(67)	(70)	(74)
Impairment of goodwill	—	—	—	(1,731)	(1,731)	—	—	—
Restructuring and other charges	(5)	(211)	(108)	(283)	(607)	(321)	(77)	(189)
Other	(32)	(99)	(51)	(415)	(597)	(49)	(65)	(126)

Consolidated net income (loss) attributable to Alcoa	$149	$(119)	$24	$(2,339)	$(2,285)	$(178)	$138	$149

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	September 30, 2013	June 30, 2014	September 30, 2014
Net income attributable to Alcoa	$24	$138	$149

Add:
Net loss (income) attributable to noncontrolling interests	20	(9)	(18)
Provision for income taxes	31	78	199
Other (income) expenses, net	(7)	5	23
Interest expense	108	105	126
Restructuring and other charges	151	110	209
Provision for depreciation, depletion, and amortization	348	349	347

Adjusted EBITDA	$675	$776	$1,035

Sales	$5,765	$5,836	$6,239

Adjusted EBITDA Margin	11.7%	13.3%	16.6%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	September 30, 2013	June 30, 2014	September 30, 2014
Cash from operations	$214	$518	$249

Capital expenditures	(250)	(258)	(283)

Free cash flow	$(36)	$260	$(34)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

Adjusted Income	Income			Diluted EPS
	Quarter ended			Quarter ended
	September 30, 2013	June 30, 2014	September 30, 2014	September 30, 2013	June 30, 2014	September 30, 2014
Net income attributable to Alcoa	$24	$138	$149	$0.02	$0.12	$0.12
Restructuring and other charges	108	54	175
Discrete tax items*	1	(2)	25
Other special items**	(13)	26	21

Net income attributable to Alcoa – as adjusted	$120	$216	$370	0.11	0.18	0.31

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:
•	for the quarter ended September 30, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($34) and a net benefit for a number of small items ($9);
•	for the quarter ended June 30, 2014, a net benefit for a number of small items; and
•	for the quarter ended September 30, 2013, a net charge for a number of small items.

**	Other special items include the following:
•	for the quarter ended September 30, 2014, a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($33), the write off of inventory related to the permanent closure of smelters in Italy and Australia ($27), costs associated with a planned acquisition of an aerospace business ($14), a net unfavorable change in certain mark-to-market energy derivative contracts ($14), a gain on the sale of an investment ($9), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($8);
•	for the quarter ended June 30, 2014, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($24), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($20), costs associated with (i) a planned acquisition of an aerospace business ($11) and (ii) preparation for and ratification of a new labor agreement with the United Steelworkers ($11), a net favorable change in certain mark-to-market energy derivative contracts ($6), and an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($6); and
•	for the quarter ended September 30, 2013, an insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($12), a net favorable change in certain mark-to-market energy derivative contracts ($8), an unfavorable impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($6), and the write off of inventory related to the permanent closure of two potlines at a smelter in Canada ($1).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Days Working Capital	Quarter ended
	September 30, 2013	June 30, 2014	September 30, 2014
Receivables from customers, less allowances	$1,427	$1,401	$1,526
Add: Deferred purchase price receivable*	347	371	438

Receivables from customers, less allowances, as adjusted	1,774	1,772	1,964
Add: Inventories	2,932	3,201	3,194
Less: Accounts payable, trade	2,746	2,880	3,016

Working Capital**	$1,960	$2,093	$2,142

Sales	$5,765	$5,836	$6,239

Days Working Capital	31	33	32

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.
**	Beginning January 1, 2014, management changed the manner in which Working Capital is measured by moving from an end of quarter Working Capital to an average quarter Working Capital. This change will now reflect the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.

Net Debt-to-Capital	September 30, 2014
	Debt-to- Capital	Cash and Cash Equivalents	Net Debt-to- Capital
Total Debt
Short-term borrowings	$57
Commercial paper	99
Long-term debt due within one year	35
Long-term debt, less amount due within one year	8,797

Numerator	$8,988	$3,272	$5,716
Total Capital
Total debt	$8,988
Total equity	15,139

Denominator	$24,127	$3,272	$20,855

Ratio	37.3%		27.4%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	September 30, 2013	June 30, 2014	September 30, 2014	September 30, 2013	June 30, 2014	September 30, 2014
After-tax operating income (ATOI)	$67	$38	$62	$8	$97	$245
Add:
Depreciation, depletion, and amortization	100	100	100	131	129	124
Equity loss	2	7	7	13	17	—
Income taxes	17	12	26	(16)	30	95
Other	(2)	—	(2)	2	(5)	1

Adjusted EBITDA	$184	$157	$193	$138	$268	$465

Production (thousand metric tons) (kmt)	4,214	4,077	4,196	897	795	760
Adjusted EBITDA / Production ($ per metric ton)	$44	$39	$46	$154	$337	$612

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products			Engineered Products and Solutions
Adjusted EBITDA	Quarter ended
	September 30, 2013	June 30, 2014	September 30, 2014	September 30, 2013	June 30, 2014	September 30, 2014
After-tax operating income (ATOI)	$71	$79	$103	$192	$204	$209
Add:
Depreciation, depletion, and amortization	56	58	62	40	41	40
Equity loss	3	6	8	—	—	—
Income taxes	32	23	42	91	102	100
Other	—	1	—	—	—	2

Adjusted EBITDA	$162	$167	$215	$323	$347	$351

Total shipments (thousand metric tons) (kmt)	519	533	526
Adjusted EBITDA / Total shipments ($ per metric ton)	$312	$313	$409
Third-party sales				$1,437	$1,502	$1,495
Adjusted EBITDA Margin				22.5%	23.1%	23.5%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.